


                              FIRST M & F CORPORATION


Exhibit 11 - Computation of Earnings Per Share
----------------------------------------------


                                             Three Months Ended         Six Months Ended
                                            ---------------------     ---------------------
                                            June 30,     June 30,     June 30,     June 30,
                                            --------     --------     --------     --------
                                              1997         1996         1997         1996
                                              ----         ----         ----         ----

Net income                               $ 1,955,897    $ 1,865,733  $ 3,850,490  $ 3,708,935
                                           =========      =========    =========    =========


Weighted average shares
  outstanding                            $ 3,394,656    $ 3,392,592  $ 3,394,656  $ 3,391,746
                                           =========      =========    =========    =========


Earnings per share                            $ 0.57         $ 0.55       $ 1.13       $ 1.09
                                                ====           ====         ====         ====



